Stephen P. Brown Appointed Chief Financial Officer at STAAR Surgical Company

~Deborah Andrews Becomes Vice President, Chief Accounting Officer ~

MONROVIA, CA, September 9, 2013 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, today announced that Stephen P. Brown, (54), has joined the Company as Chief Financial Officer. Mr. Brown is reporting to President and Chief Executive Officer Barry Caldwell. His appointment is part of a planned transition of STAAR’s financial management team to support anticipated growth and expand the accounting skill sets necessary once the manufacturing consolidation project is complete. Deborah Andrews, who has served as the CFO since 2005, is remaining with the Company as Vice President, Chief Accounting Officer.

Mr. Brown joins STAAR from Bausch & Lomb Surgical, where he served as Vice President, Global Finance since 2008. Prior to joining Bausch & Lomb, Mr. Brown was Chief Financial Officer of Hoya Surgical Optics and he served in various capacities over a 13 year period with Johnson & Johnson including Chief Financial Officer of the Advanced Sterilization Products division. His 30-year business career also includes the founding of Degree Baby Products, a privately held company that was sold after six years of operations to Johnson & Johnson.

“Earlier this year, we determined that to best support our consolidated manufacturing organization in the U.S. and to help drive our global growth initiatives, we needed to expand our financial management organization. While developing the organizational plans to achieve these objectives, Deborah indicated an interest in transitioning to a different role within the Company,” said Mr. Caldwell. “With input from Deborah, the Board and management developed a comprehensive list of qualities for a new CFO. We developed a plan which took into consideration Deborah’s desire to move into a role that could provide her more life balance while utilizing her skill sets and 18 years of experience in the business to continue as a key contributor at STAAR.”

“Through our deliberate process, Steve evolved as an excellent match for our organization. He brings to STAAR some 19 years of financial management leadership experience in the medical device and pharmaceutical industries. Importantly, he has spent the last six years in the ophthalmic surgical medical device field as a key member of the Bausch & Lomb Surgical management team. He has significant experience in the acquisition and integration of both refractive and cataract technologies, which will be an important resource to our company as we continue to execute our global growth strategies. His experience at Johnson & Johnson in currency, foreign exchange trading and cash management will be helpful as we start to benefit from the leverage within our consolidated business as well as direction in our tax strategies. We were also attracted to Steve’s entrepreneurial spirit, especially given the returns he generated for shareholders. I look forward to his contributions and leadership as we execute our strategies to further build shareholder value.”

“STAAR is positioned for significant operating leverage beginning in 2014,” said Mr. Brown. “The team at STAAR has done an excellent job of building the Company’s balance sheet and a much stronger financial platform. There is significant earnings growth potential as a result of their efforts over the past few years, especially with the introduction of new product technologies and the consolidation of manufacturing to one site. I’m excited about becoming part of the team.”

“As we complete the consolidation of our manufacturing facilities, and look forward to our opportunities for growth, it is the right time to add to the strength of our financial management team. Steve brings a tremendous amount of experience and new perspective to STAAR which will enable me to focus on the accounting operations as we take the Company into the next stage of its development. I look forward to working with him,” commented Ms. Andrews.

Mr. Brown earned a Bachelor of Arts in Business Administration from California State University, Fullerton and holds a Master of Business Administration degree from UCLA Anderson School of Management.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." Over 375,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any statements about the effect of new product approvals on our business, market size, product performance, or product acceptance, any statements of belief and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company's Annual Report on Form 10-K for the year ended December 28, 2012, under the caption "Risk Factors," which is on file with the Securities and Exchange Commission and available in the "Investor Information" section of the company's website under the heading "SEC Filings."

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our need to compete against much larger and better financed companies in selling refractive surgical procedures; our limited resources to promote new products and the risk that product launches may be affected by unplanned delays or be less successful than we anticipate; the effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures, the entrenched position of laser-based refractive surgical procedures in many markets, and the willingness of surgeons and patients to adopt a new product and procedure. STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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